content="text/html; charset=iso-8859-1"> aglperf01

PERFORMANCE-BASED COMPENSATION AGREEMENT

THIS AGREEMENT, dated as of the 1st day of January, 2001, between FAHNESTOCK VINER HOLDINGS INC. ("Holdings") and ALBERT G. LOWENTHAL ("Lowenthal").

W I T N E S S E T H :

WHEREAS, Lowenthal is employed by Fahnestock & Co. Inc., a wholly-owned subsidiary of Holdings (the "Company"), and Holdings as their respective Chief Executive Officer and serves as Chairman of their respective Boards of Directors; and

WHEREAS, the Compensation and Stock Option Committee (the "Committee") of the Board of Directors of Holdings (the "Board") has determined that it is in the best interests of the Company and Holdings to provide a portion of the compensation for Lowenthal’s services during the Term hereof in a manner that aligns the compensation of Lowenthal with the performance of the Company and Holdings, the long-term interests of the shareholders of Holdings and the compensation paid to other chief executive officers of comparable financial service companies;

NOW, THEREFORE, in consideration of the premises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holdings and Lowenthal agree as follows:

1. Definitions.

(a) Class A Stock means the Class A non-voting shares of Holdings.

(b) Market Value of a share of Class A Stock as of a determination date means its closing price on the New York Stock Exchange on such date or, if such date is not a trading day, on the trading day next preceding such determination date.

(c) Performance Award means the written performance goal established with respect to a Performance Year pursuant to Section 2.

(c) Performance Award Amount means the amount of performance-based compensation determined pursuant to the terms of a Performance Award.

(d) Performance Year means a calendar year during the Term.

(e) Term means the period commencing on January 1, 2001 and ending on December 31, 2005.

2. Performance Awards.

On or before the 90th day of each Performance Year, the Committee shall establish a written performance goal (the "Performance Award") with respect to such Performance Year. Such Performance Award shall be in the form of a written formula pursuant to which the Performance Award Amount shall be determined based upon the degree of attainment in such Performance Year of targets expressed in terms of one or more of the following factors: Holdings’ return on equity, Holdings’ consolidated net profit, and the increase in the Market Value of a share of Class A Stock from the date the Committee establishes the performance goal (or, if later, January 1 of the Performance Year) to December 31 of the Performance Year. Except to the extent otherwise provided in this Agreement, the Company shall pay Lowenthal in cash the Performance Award Amount within five (5) days after the Committee’s certification for each goal in accordance with Section 3 following the end of each Performance Year.

3. Administration.

The procedures with respect to Performance Awards made under this Agreement shall be administered by the Committee. The Committee shall at all times consist of two or more members and shall be constituted in such a manner as to satisfy the requirements of applicable law, the provisions of Rule 16b-3 under the Securities Exchange Act of 1934 or any successor rule, and the provisions of Section 162(m)(4)(C)(i) of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee shall have full power and authority to grant awards hereunder and to administer and interpret this Agreement and to adopt such rules, regulations and guidelines as it deems necessary or advisable to give effect to the purpose and intent of this Agreement. Prior to payment of any Performance Award payable hereunder with respect to any Performance Year the Committee shall certify as to the degree to which the performance goals underlying the Performance Award have been attained for such Performance Year. Certification by the Committee shall be made within ten (10) days after Holdings’ issuance of its annual audited financial statements with respect to each Performance Year.

4. Performance Award Amount Limitation.

In no event may the Performance Award Amount with respect to any Performance Year during the Term exceed $5,000,000.

5. Termination of Employment.

(a) If prior to the end of a Performance Year Lowenthal’s employment with the Company or Holdings terminates for any reason (including death or permanent disability) other than the termination of his employment for Cause (as defined in subsection (b)), in lieu of any payments otherwise payable under this Agreement with respect to such Performance Year Lowenthal or his estate, within five (5) days after the Committee’s certification in accordance with Section 3 following the end of the Performance Year in which termination occurs, shall be paid the sum of the following: (i) the amount that would be owed to Lowenthal with respect to the Performance Award (other than the portion thereof described in clause (ii) ) for such Performance Year multiplied by a fraction, the numerator of which is the number of actual days of the year to the date of such termination and the denominator of which is 365, and (ii) with respect to the portion (if any) of the Performance Award attributable to appreciation in the Market Value of Class A Stock, the amount that would be owed to Lowenthal with respect to the stock appreciation amount using the Market Value of the Class A Stock on such termination date rather than December 31 of the Performance Year; provided, however, that any such payment of a Performance Award Amount shall be subject to the limit set forth in Section 4 and the prior certification of the Committee as set forth in Section 3.

(b) If prior to the end of a Performance Year, Lowenthal’s employment is terminated for Cause, his right to receive any payment under this Agreement with respect to such Performance Year shall be forfeited. For purposes of this Agreement, "Cause" means (i) conviction of a felony involving theft or moral turpitude, or (ii) a determination by the Board that Lowenthal has engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to his duties which results in material economic harm to Holdings or the Company; provided, however, that for purposes of determining whether conduct constitutes willful gross misconduct, no act on Lowenthal’s part shall be considered "willful" unless it is done by him in bad faith and without reasonable belief that his action was in the best interests of Holdings and the Company.

6. Deferral Election.

Notwithstanding anything to the contrary herein, to the extent that Lowenthal makes an election in accordance with the terms of the Fahnestock & Co. Inc. Executive Deferred Compensation Plan (the "Plan") to defer payment of all or a portion of a Performance Award Amount, such deferred portion (together with interest and earnings thereon as determined pursuant to the terms of the Plan) to be paid at the time and in the manner provided under the Plan.

7. Effectiveness of Agreement.

This Agreement shall be effective as of the date of its adoption by the Committee, subject to approval thereof at a meeting of shareholders by the holders of a majority of the Class B voting shares of Holdings (the "Class B Shares") present and entitled to vote at the meeting. This Agreement replaces the Performance-Based Compensation Agreement between Holdings and Lowenthal dated as of March 25, 1997, which shall be of no further force and effect after December 31, 2000 except as it applies to performance years ending on or before such date.

8. Interpretation.

No provision of this Agreement may be altered or waived except in a writing executed by the parties hereto. This Agreement constitutes the entire agreement between the parties hereto and no party shall be bound by any warranties, representations or guarantees, except as specifically set forth in this Agreement. This Agreement shall be interpreted under the law of the State of New York without giving effect to the conflict of law provisions thereof.

9. Arbitration.

Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement which cannot be resolved by Lowenthal and Holdings shall, at the instance of either Lowenthal or Holdings, be submitted to arbitration in accordance with New York law and the procedures of the New York Stock Exchange. The determination of the arbitrator shall be conclusive and binding on Holdings and Lowenthal and judgment may be entered on the arbitrator’s award in any court having jurisdiction.

10. Assignability.

The respective rights and obligations of Lowenthal and Holdings under this Agreement shall inure to the benefit of and be binding upon the heirs and legal representatives of Lowenthal and the successors and assigns of Holdings.

IN WITNESS WHEREOF, Holdings and Lowenthal have executed this Agreement as of the day and year first above written.

FAHNESTOCK VINER HOLDINGS INC.

By: [signed: E.K. Roberts]
Name: Elaine K. Roberts
Title: President

[signed: A.G. Lowenthal]
Albert G. Lowenthal, individually